Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-132348
July 31, 2006
HSBC Finance Corporation

Collateral Tables
HSBC Home Equity Loan Trust (USA) 2006-2
Issuing Entity
August [ ], 2006
HSBC Securities (USA) Inc.
Lead Manager

HSBC Home Equity Loan Trust (USA) 2006-2 Closed-End Home Equity Loan Asset-Backed Notes, Series 2006-2 1,341,200,000 (approximate)
Important Information
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-811-8049.
The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the securities described herein, supersedes any information contained in any prior similar material related to these securities. The information in this free writing prospectus is preliminary, and is subject to completion or change. This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.
The securities referred to herein are being sold when, as and if issued. The issuer is not obligated to issue such securities or any similar security and the underwriter’s obligation to deliver such securities is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such securities when, as and if issued by the issuer. You are advised that the terms of the securities, and the characteristics of the home equity loan pool backing them, may change (due, among other things, to the possibility that home equity loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different home equity loans may be added to the pool, and that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that securities may not be issued that have the characteristics described in these materials. The underwriter’s obligation to sell such securities to you is conditioned on the home equity loans and securities having the characteristics described in these materials. If for any reason the issuer does not deliver such securities, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.
Any statistical analyses contained herein, including the composition of the assets and issuer liability structure, are for illustrative purposes only and are not intended to represent the actual structure or predict or project actual returns. The final asset pool and transaction structure will be determined at or around the time of pricing of the securities based upon market conditions and other applicable factors. Any statistical information contained herein may be based on preliminary assumptions about the home equity loans and the structure. Any such assumptions are subject to change. The information in this free writing prospectus may reflect parameters, metrics or scenarios specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any parameters, metrics or scenarios specifically required by you. Neither the issuer of the securities nor any of its affiliates (other than HSBC Securities (USA) Inc. in its capacity as underwriter) prepared, provided, approved or verified any statistical or numerical information presented in this free writing prospectus, although that information may be based in part on loan level data provided by the issuer or its affiliates.
This communication highlights selected information from the transaction documentation and does not contain a complete description of the transaction or the structural characteristics of the securities. This communication may contain general, summary discussions of tax, regulatory, accounting and/or legal issues relevant to the proposed transaction. Any such discussions is necessarily generic and may not be applicable to or complete for your specific facts and circumstances. HSBC is not offering and does not purport to offer tax, regulatory, accounting or legal advice and this information should not and cannot be relied upon as such. Prior to entering into any proposed transaction, you should determine, in consultation with your own legal, tax, regulatory and accounting advisors, the economic risks and merits, as well as the legal, tax, regulatory and accounting characteristics and consequences, of the transaction. The securities may not be suitable investments for you. You should not purchase the securities unless you have carefully considered and are able to bear the associated risks of investing in the securities. You must be willing to assume, among other risks, market price volatility, prepayments, yield curve and interest rate risk.

HSBC Home Equity Loan Trust (USA) 2006-2 Closed-End Home Equity Loan Asset-Backed Notes, Series 2006-2
Description of the Cut-Off Date Collateral

Summary

Cut-Off Date Loan Principal Balance	$1,601,528,395
Aggregate Number of Loans	12,244
Average Original Loan Principal Balance	$133,042
Average Cut-Off Date Loan Principal Balance	$130,801
Weighted Average Original Combined LTV	90.37%
Weighted Average Interest Rate	8.640%
Weighted Average Remaining Term to Stated Maturity (months)	310
Weighted Average Seasoning (months)	10
Weighted Average FICO Credit Score	606
Product Type — Fixed Rate	100.00%
Fully Amortizing Mortgage Loans	100.00%
Lien Priority — First	92.45%
— Second	7.55%
Occupancy Type — Primary	100.00%
Geographical Distribution
- CA	14.94%
- FL	9.88%
- VA	7.89%
Number of States	42
Loans with Prepayment Penalties	66.10%

HSBC Home Equity Loan Trust (USA) 2006-2 Closed-End Home Equity Loan Asset-Backed Notes, Series 2006-2
Original Principal Balances of the Home Equity Loans

			Percent of		Weighted
			Home		Average
			Equity		Original
	Number of		Loans by	Weighted	Combined	Weighted
	Home	Aggregate	Aggregate	Average	Loan-to-	Average
Original Principal	Equity	Principal	Principal	Interest	Value	Original
Balances ($)	Loans	Balance	Balance	Rate	Ratio	FICO Score

Up to 50,000.00	1,774	$58,259,780	3.64%	11.145%	84.01%	610
50,000.01 - 100,000.00	3,700	272,027,074	16.99	9.454	90.05	606
100,000.01 - 150,000.00	2,863	347,295,191	21.69	8.810	92.32	604
150,000.01 - 200,000.00	1,663	283,278,683	17.69	8.494	91.04	603
200,000.01 - 250,000.00	926	202,399,485	12.64	8.260	89.88	602
250,000.01 - 300,000.00	571	153,448,653	9.58	8.032	88.87	608
300,000.01 - 350,000.00	307	97,958,947	6.12	7.956	90.18	609
350,000.01 - 400,000.00	215	79,232,917	4.95	8.004	90.56	612
400,000.01 and above	225	107,627,666	6.72	7.740	89.61	611

Total	12,244	$1,601,528,395	100.00%	8.640%	90.37%	606

     As of the cut-off date, the average original principal balance of the home equity loans was approximately $133,042, and the maximum original principal balance was approximately $721,274.
Cut-Off Date Principal Balances of the Home Equity Loans

			Percent of		Weighted
			Home		Average
			Equity		Original
	Number of		Loans by	Weighted	Combined	Weighted
	Home	Aggregate	Aggregate	Average	Loan-to-	Average
Cut-off Date Principal	Equity	Principal	Principal	Interest	Value	Original
Balance ($)	Loans	Balance	Balance	Rate	Ratio	FICO Score

Up to 50,000.00	1,889	$63,761,130	3.98%	11.043%	83.89%	610
50,000.01 - 100,000.00	3,720	279,600,130	17.46	9.405	90.20	606
100,000.01 - 150,000.00	2,827	348,738,456	21.78	8.795	92.19	604
150,000.01 - 200,000.00	1,649	285,602,659	17.83	8.487	91.13	603
200,000.01 - 250,000.00	887	196,977,091	12.30	8.242	89.88	602
250,000.01 - 300,000.00	551	149,752,426	9.35	8.035	88.89	607
300,000.01 - 350,000.00	307	99,255,829	6.20	7.946	90.11	611
350,000.01 - 400,000.00	200	74,534,419	4.65	8.012	90.66	611
400,000.01 and above	214	103,306,258	6.45	7.742	89.62	611

Total	12,244	$1,601,528,395	100.00%	8.640%	90.37%	606

     As of the cut-off date, the average principal balance of the home equity loans was approximately $130,801, and the maximum principal balance was approximately $717,265.

HSBC Home Equity Loan Trust (USA) 2006-2 Closed-End Home Equity Loan Asset-Backed Notes, Series 2006-2
Interest Rates of the Home Equity Loans

			Percent of		Weighted
			Home Equity		Average
			Loans by		Original	Weighted
	Number of	Aggregate	Aggregate	Average	Combined	Average
	Home Equity	Principal	Principal	Principal	Loan-to-Value	Original
Interest Rate (%)	Loans	Balance	Balance	Balance	Ratio	FICO Score

7.000 - 7.999	2,774	$551,747,835	34.45%	$198,900	81.57%	616
8.000 - 8.999	4,052	584,407,600	36.49	144,227	94.24	607
9.000 - 9.999	2,396	281,616,396	17.58	117,536	97.01	592
10.000 - 10.999	1,340	101,463,371	6.34	75,719	93.66	589
11.000 - 11.999	909	48,767,881	3.05	53,650	94.70	596
12.000 - 12.999	533	23,854,964	1.49	44,756	95.70	594
13.000 - 13.999	178	6,794,025	0.42	38,169	94.62	593
14.000 - 14.999	54	2,571,725	0.16	47,625	96.30	590
15.000 - 15.440	8	304,598	0.02	38,075	96.08	566

Total	12,244	$1,601,528,395	100.00%	$130,801	90.37%	606

     As of the cut-off date, the weighted average interest rate of the home equity loans was 8.640% per annum.
Original Combined Loan-to-Value Ratios of the Home Equity Loans

			Percent of
			Home Equity
			Loans by			Weighted
	Number of	Aggregate	Aggregate	Average	Weighted	Average
Original Combined	Home Equity	Principal	Principal	Principal	Average	Original
Loan-to-Value Ratio (%)	Loans	Balance	Balance	Balance	Interest Rate	FICO Score

0.00 - 30.00	92	$5,518,028	0.34%	$59,979	8.164%	614
30.01 - 40.00	116	8,599,474	0.54	74,133	8.137	618
40.01 - 50.00	201	18,137,712	1.13	90,237	8.062	608
50.01 - 60.00	351	40,291,752	2.52	114,791	7.940	597
60.01 - 70.00	630	82,919,914	5.18	131,619	7.924	607
70.01 - 80.00	1,408	159,725,180	9.97	113,441	8.277	600
80.01 - 90.00	1,806	278,074,348	17.36	153,973	8.116	602
90.01 - 100.00	3,718	521,692,566	32.57	140,315	8.624	603
100.01 - 105.94	3,922	486,569,421	30.38	124,062	9.293	613

Total	12,244	$1,601,528,395	100.00%	$130,801	8.640%	606

     As of the cut-off date, the weighted average original combined loan-to-value ratio of the home equity loans was 90.37%.

HSBC Home Equity Loan Trust (USA) 2006-2 Closed-End Home Equity Loan Asset-Backed Notes, Series 2006-2
Geographic Distribution of Mortgaged Properties of the Home Equity Loans

			Percent of Home
			Equity Loans by
	Number of	Aggregate	Aggregate
	Home Equity	Principal	Principal
State	Loans	Balance	Balance

California	1,128	$239,212,844	14.94%
Florida	1,024	158,152,604	9.88
Virginia	757	126,313,459	7.89
New York	767	104,040,077	6.50
Pennsylvania	836	86,310,094	5.39
Maryland	410	73,473,275	4.59
Washington	444	64,854,916	4.05
Arizona	300	48,498,517	3.03
North Carolina	426	45,485,248	2.84
Ohio	423	44,732,791	2.79
Georgia	417	44,643,772	2.79
Illinois	413	43,778,602	2.73
Missouri	424	43,144,098	2.69
Michigan	390	41,158,565	2.57
Connecticut	259	40,315,068	2.52
Indiana	363	36,493,878	2.28
Texas	609	35,858,523	2.24
Oregon	179	26,237,075	1.64
Tennessee	256	25,706,532	1.61
Nevada	139	25,600,848	1.60
Kentucky	253	25,127,514	1.57
South Carolina	199	23,110,506	1.44
Kansas	221	20,020,837	1.25
New Jersey	98	19,305,027	1.21
Colorado	157	19,162,038	1.20
Alabama	193	17,501,904	1.09
Wisconsin	140	14,792,442	0.92
Oklahoma	165	13,862,917	0.87
Hawaii	57	12,541,464	0.78
Idaho	99	10,724,510	0.67
Utah	101	10,448,937	0.65
Delaware	72	8,998,226	0.56
West Virginia	93	8,589,201	0.54
Iowa	97	7,240,483	0.45
Maine	65	7,012,289	0.44
New Mexico	60	6,844,955	0.43
Nebraska	60	5,880,332	0.37
Wyoming	42	5,059,784	0.32
Louisiana	53	4,461,920	0.28
Rhode Island	27	4,228,161	0.26
South Dakota	25	2,332,718	0.15
Vermont	3	271,444	0.02

Total	12,244	$1,601,528,395	100.00%

HSBC Home Equity Loan Trust (USA) 2006-2 Closed-End Home Equity Loan Asset-Backed Notes, Series 2006-2
Occupancy Type of the Home Equity Loans

			Percent of
			Home Equity
			Loans by
	Number of	Aggregate	Aggregate
	Home Equity	Principal	Principal
Occupancy Type	Loans	Balance	Balance

Primary Residence	12,244	$1,601,528,395	100.00%

Total	12,244	$1,601,528,395	100.00%

Lien Priority of the Home Equity Loans

			Percent of
			Home Equity
			Loans by
	Number of	Aggregate	Aggregate
	Home Equity	Principal	Principal
Lien Priority	Loans	Balance	Balance

First Lien	10,027	$1,480,534,677	92.45%
Second Lien	2,217	120,993,718	7.55

Total	12,244	$1,601,528,395	100.00%

Original Term to Maturity of the Home Equity Loans

			Percent of
			Home Equity
			Loans by
	Number of	Aggregate	Aggregate
	Home Equity	Principal	Principal
Original Term to Maturity (Months)	Loans	Balance	Balance

1 – 60	48	$1,164,948	0.07%
61 – 120	606	32,290,105	2.02
121 – 180	1,477	107,186,922	6.69
181 – 240	1,598	152,230,116	9.51
241 – 300	1,427	175,788,019	10.98
301 – 360	7,088	1,132,868,285	70.74

Total	12,244	$1,601,528,395	100.00%

     As of the cut-off date, the weighted average original term to maturity of the home equity loans was approximately 321 months.

HSBC Home Equity Loan Trust (USA) 2006-2 Closed-End Home Equity Loan Asset-Backed Notes, Series 2006-2
Remaining Term to Maturity of the Home Equity Loans

			Percent of
			Home Equity
			Loans by
	Number of	Aggregate	Aggregate
	Home Equity	Principal	Principal
Remaining Term to Maturity (Months)	Loans	Balance	Balance

1 – 60	53	$1,324,418	0.08%
61 – 120	619	33,640,102	2.10
121 – 180	1,472	106,954,522	6.68
181 – 240	1,686	159,974,139	9.99
241 – 300	1,389	176,173,754	11.00
301 – 360	7,025	1,123,461,461	70.15

Total	12,244	$1,601,528,395	100.00%

     As of the cut-off date, the weighted average remaining term to maturity of the home equity loans was approximately 310 months.
Year of Origination of the Home Equity Loans

			Percent of
			Home Equity
			Loans by
	Number of	Aggregate	Aggregate
	Home	Principal	Principal
Year of Origination	Equity Loans	Balance	Balance

2005	11,449	$1,514,043,618	94.54%
2006	795	87,484,777	5.46

Total	12,244	$1,601,528,395	100.00%

HSBC Home Equity Loan Trust (USA) 2006-2 Closed-End Home Equity Loan Asset-Backed Notes, Series 2006-2
     FICO Credit Scores(1)(2)

						Weighted
			Percent of			Average
			Home Equity			Original
			Loans by		Weighted	Combined
	Number of	Aggregate	Aggregate	Average	Average	Loan-to-
	Home Equity	Principal	Principal	Principal	Interest	Value
FICO Credit Score	Loans	Balance	Balance	Balance	Rate	Ratio

500 – 540	1,882	$240,279,136	15.00%	$127,672	8.902%	90.01%
541 – 580	2,404	305,837,647	19.10	127,220	8.812	89.82
581 – 620	2,813	381,828,009	23.84	135,737	8.653	90.26
621 – 660	3,035	417,800,157	26.09	137,661	8.523	90.46
661 – 700	1,539	189,649,663	11.84	123,229	8.408	91.46
701 – 740	451	52,820,188	3.30	117,118	8.298	91.28
741 – 780	109	12,420,567	0.78	113,950	7.964	91.19
781 – 804	11	893,029	0.06	81,184	7.940	77.58

Total	12,244	$1,601,528,395	100.00%	$130,801	8.640%	90.37%

     As of the cut-off date, the weighted average FICO Credit Score at origination of the home equity loans was 606.

(1)	HSBC Finance does not use FICO Credit Scores as a primary basis of its credit decisions but evaluates credit-worthiness based upon a proprietary internal credit-scoring model. The FICO Credit Scores presented represent the scores entered into the first borrower’s field in HSBC Finance’s or its subsidiary’s electronic records at the time of application. These scores may be the higher or the lower of the FICO Credit Scores for co-borrowers of a home equity loan and may not be the score assigned to the primary obligor on the loan.

(2)	“FICO Credit Scores” are obtained by many mortgage lenders in connection with mortgage loan applications to help assess a borrower’s credit-worthiness. FICO Credit Scores are generated by models developed by a third party that analyze data on consumers to establish patterns that are believed to be indicative of the borrower’s probability of default. The FICO Credit Score is based on a borrower’s historical credit data, including, among other things, payments history, delinquencies on accounts, levels of outstanding indebtedness, length of credit history, types of credit, and bankruptcy experience. FICO Credit Scores range from approximately 250 to approximately 900, with higher scores indicating an individual with a more favorable credit history compared to an individual with a lower score. However, a FICO Credit Score purports only to be a measurement of the relative degree of risk a borrower represents to a lender, i.e., that a borrower with a higher score is statistically expected to be less likely to default in payment than a borrower with a lower score. In addition, FICO Credit Scores were developed to indicate a level of default probability over a two-year period that does not correspond to the life of a mortgage loan. Furthermore, FICO Credit Scores were not developed especially for use in connection with mortgage loans, but for consumer loans in general. Therefore, a FICO Credit Score does not take into consideration the effect of mortgage loan characteristics (which may differ from consumer loan characteristics) on the probability of repayment by the borrower. We cannot assure you that a FICO Credit Score will be an accurate predictor of the likely risk or quality of the related mortgage loan.

HSBC Home Equity Loan Trust (USA) 2006-2 Closed-End Home Equity Loan Asset-Backed Notes, Series 2006-2
Modeling Assumptions

		Gross		Net	Original	Remaining	Next
	Current Balance	Coupon	Servicing	Coupon	Term	Term	Payment
	($)	(%)	(%)*	(%)	(mths)	(mths)	Date

1	13,551,958.77	9.254	0.500	8.754	113	103	Aug-06
2	45,463,704.15	9.240	0.500	8.740	176	165	Aug-06
3	69,080,465.49	8.826	0.500	8.326	237	226	Aug-06
4	82,977,240.81	8.708	0.500	8.208	293	282	Aug-06
5	523,040,893.60	8.531	0.500	8.031	357	346	Aug-06
6	19,903,094.81	9.105	0.500	8.605	115	105	Jul-06
7	61,723,217.42	9.165	0.500	8.665	176	165	Jul-06
8	83,149,650.45	9.014	0.500	8.514	237	227	Jul-06
9	92,810,778.54	8.765	0.500	8.265	292	282	Jul-06
10	609,827,391.27	8.507	0.500	8.007	357	347	Jul-06

*	Servicing Fees subordinated for 12 months
•	the scheduled monthly payment for each home equity loan has been based on its outstanding balance, interest rate and remaining term to maturity, so that the home equity loan will amortize in amounts sufficient for its repayment over its remaining term to maturity;

•	the net loan rate for each home equity loan is equal to the loan rate less the rate at which the servicing fee is calculated;

•	none of the sellers, the servicer or the depositor will repurchase any home equity loan;

•	there are no delinquencies or losses on the home equity loans, and principal payments on the home equity loans will be timely received together with prepayments, if any, at the respective constant percentages of the prepayment assumption described in the table;

•	there is no interest shortfall in any month;

•	each Collection Period with respect to the related payment date is the calendar month immediately preceding the month in which such payment date occurs;

•	payments on the Notes will be received on the 20th day of each month, commencing in September 2006;

•	payments on the home equity loans earn no reinvestment return;

•	no reduction to the interest rate of any home equity loan occurs under the Pay Right Rewards program;

•	for the purpose of determining whether the servicing fee for any payment date prior to the August 2007 payment date will be payable to the servicer out of the Available Payment Amount or instead whether it will be payable before payments are made to the Noteholders, HSBC Finance will be the servicer through the Collection Period ending on June [30], 2007 (i.e., the Collection Period relating to the July 2007 payment date);

•	there are no additional ongoing issuing entity expenses payable out of the issuing entity;

•	the Notes will be purchased on August [10], 2006;